Exhibit 12.1

AVALONBAY COMMUNITIES, INC.

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Year	Year	Year	Year	Year
	Ended	Ended	Ended	Ended	Ended
	December 31, 2013	December 31, 2012 (1)	December 31, 2011 (1)	December 31, 2010 (1)	December 31, 2009 (1)
Income (loss) from continuing operations before cumulative effect of change in accounting principle	$57,827	$250,431	$140,215	$81,071	$58,374

(Plus):
Equity in income of unconsolidated entities, net of distributions received	36,850	11,170	618	4,856	5,475
Amortization of capitalized interest (2)	20,157	17,929	16,277	15,149	14,035

Earnings before fixed charges	$114,834	$279,530	$157,110	$101,076	$77,884

(Plus) Fixed charges:
Portion of rents representative of the interest factor	$7,112	$6,873	$6,933	$11,785	$6,241
Interest expense	172,402	136,920	167,814	169,997	145,090
Interest capitalized	66,838	49,556	33,863	33,393	48,226
Preferred dividend	—	—	—	—	—

Total fixed charges (3)	$246,352	$193,349	$208,610	$215,175	$199,557

(Less):
Interest capitalized	66,838	49,556	33,863	33,393	48,226
Preferred dividend	—	—	—	—	—

Earnings (4)	$296,692	$423,323	$331,857	$282,858	$229,215

Ratio (4 divided by 3)	1.19	2.19	1.59	1.31	1.15

AVALONBAY COMMUNITIES, INC.

RATIOS OF EARNINGS TO FIXED CHARGES

	Year	Year	Year	Year	Year
	Ended	Ended	Ended	Ended	Ended
	December 31, 2013	December 31, 2012 (1)	December 31, 2011 (1)	December 31, 2010 (1)	December 31, 2009 (1)
Income (loss) from continuing operations before cumulative effect of change in accounting principle	$57,827	$250,431	$140,215	$81,071	$58,374

(Plus):
Equity in income of unconsolidated entities, net of distributions received	36,850	11,170	618	4,856	5,475
Amortization of capitalized interest (2)	20,157	17,929	16,277	15,149	14,035

Earnings before fixed charges	$114,834	$279,530	$157,110	$101,076	$77,884

(Plus) Fixed charges:
Portion of rents representative of the interest factor	$7,112	$6,873	$6,933	$11,785	$6,241
Interest expense	172,402	136,920	167,814	169,997	145,090
Interest capitalized	66,838	49,556	33,863	33,393	48,226

Total fixed charges (3)	$246,352	$193,349	$208,610	$215,175	$199,557

(Less):
Interest capitalized	66,838	49,556	33,863	33,393	48,226

Earnings (4)	$296,692	$423,323	$331,857	$282,858	$229,215

Ratio (4 divided by 3)	1.19	2.19	1.59	1.31	1.15

(1)             The results of operations for 2009 through 2012 have been adjusted to reflect discontinued operations for properties sold or held for sale as of December 31, 2013.

(2)             Represents an estimate of capitalized interest costs based on the Company’s established depreciation policy and an analysis of interest costs capitalized since 1998 (the year in which AvalonBay was formed).